Exhibit 99.2

Contacts:

Vicki Shamion, Kohl’s, 262.703.1464

Kelli Ramey, Kohl’s, 262.703.7725

Kohl’s Unveils Five-Year Strategic Growth Plan;

Plans to Increase National Presence to 1,400 stores by 2012

 Company Celebrates Largest Grand Opening in Its History with 95-Store Expansion

MENOMONEE FALLS, Wis., October 2, 2007 – Today Kohl’s Corporation (NYSE:KSS) announced its five-year strategic growth plan for 2008 through 2012, highlighting financial objectives and plans for a national presence of 1,400 stores.  At the same time, the company is celebrating the largest grand opening in its history which includes 95 new stores reflecting innovative features, one new state and 14,000 newly created jobs.

"For the past two years, we have exceeded our financial objectives and believe we are well positioned to deliver on our long-term strategic growth plan," said Larry Montgomery, Kohl's Chairman and Chief Executive Officer.  “We remain focused on merchandising, inventory management, marketing and the in-store shopping experience as well as our expansion plan.”

Long-term Strategic Growth Plan

While meeting with analysts today in Indianapolis, Kohls showcased its newest in-store features and discussed financial objectives for 2008 through 2012 including:

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Comparable store sales are expected to grow 2 to 4 percent annually.

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Total sales growth is expected to be 9 to 11 percent on a compound annual growth rate (CAGR) basis from $15.5 billion in 2006 through 2012.

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Operating margin is expected to be to 13 to 13.5 percent by 2012.

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Earnings per share are expected to grow 15 to 17 percent on a CAGR basis from $3.31 in 2006 through 2012.

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Capital expenditures are expected to be $1.6 to $1.7 billion annually with continual investment in new stores, remodels, technology and merchandise presentation.

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Free cash flow is expected to see continued annual improvement, reaching $1.2 to $1.4 billion by 2012.

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Return on invested capital is expected to be 14 percent by 2012.

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Kohl’s expects to operate 1,400 stores by 2012.

To further drive growth and improve customers’ in-store experience, Kohl’s will enhance its geographically tailored assortments in addition to ensuring strong in-stock position of the right style, size and color for customers nationwide. Kohl’s also remains focused on encouraging cross-shopping among departments by maximizing consumer communication from engaging in-store presentations, such as introducing accessories fixtures in Juniors’ for creating wardrobe inspiration,  to integrating head-to-toe messaging across all advertising and marketing mediums.

Tomorrow Kohl’s will open 80 stores, followed by an additional 15 store openings in mid-November.   Following fall's historic 95-store grand opening, Kohl's will operate 929 stores nationwide.  In the last two years, Kohl’s has introduced innovative store designs which feature elements to increase comfort and convenience for shoppers.  In addition, the company has incorporated these elements into its remodeled stores.  All of these enhancements are in response to research and consumer feedback with the newest design focused on the Juniors’ department and updated lighting and fixtures for jewelry, accessories and intimates.

This fall Kohl’s enters its 47th state with its debut in Wyoming. Stores are opening in 13 markets new to Kohl’s such as Spokane, Wash.; Panama City and West Palm Beach, Fla.; Abilene, Texas and Cheyenne, Wyo. For a full list of fall grand openings, visit www.kohls.com.

Kohl’s Department Stores

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of November, Kohl’s will operate 929 stores in 47 states.  A company committed to the communities it serves, Kohl’s has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A. Risk Factors of Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

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